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NEWS RELEASE                                               HUNTINGTON BANKS LOGO


FOR IMMEDIATE RELEASE
SUBMITTED:  JULY 18, 2000

FOR FURTHER INFORMATION, CONTACT:
MEDIA                                             ANALYSTS
-----                                             --------
GAIL GESHWILM  (614) 480-5413                     LAURIE COUNSEL  (614) 480-3878
LAURA BOWERS   (614) 480-4433                     CHERI GRAY      (614) 480-3803


                          HUNTINGTON BANCSHARES REPORTS
                   SECOND QUARTER 2000 EARNINGS HIGHLIGHTED BY
                    STRONG GROWTH IN DEMAND DEPOSIT ACCOUNTS


         COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported second quarter 2000 net income of $97.5 million or $.44 per diluted common share, compared with $105.0 million and $.45 earned in the second quarter of 1999. For the six months ending June 30, 2000, diluted earnings per share were $.90, compared with $.86 for the same period one year ago. Return on equity (ROE) and return on assets (ROA) during the second quarter were 17.79% and 1.37%, compared with ROE of 19.48% and ROA of 1.47% for the same period a year ago. Year-to-date 2000, ROE was 18.39% and ROA was 1.41% compared with ratios of 18.98% and 1.42% for the corresponding six-month period one year ago.

         Net interest income for the second quarter of 2000 totaled $232.8 million, down $28.3 million from the second quarter of last year. The net interest margin was 3.72% for the quarter. As expected, decreases in net interest income and the margin resulted from steps taken to strategically reposition the company's balance sheet. Such strategic actions include the October 1999 sale of the company's credit card portfolio, reduction of the investment portfolio, and securitization of automobile loans. These actions, plus other initiatives currently in place, better position the company for long-term growth.

         "We are pleased the new sales initiatives and deposit products, introduced in the first quarter, are showing positive results. Strong growth in demand deposits, combined with

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excellent asset quality and effective expense control, reflect our ongoing strategy to strengthen the profitability of core lines of business," said Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated.

         "Additionally, we recently completed the acquisition of Empire Banc Corporation in Traverse City, Michigan. This acquisition of a bank with a history of strong deposit and revenue growth increases our presence in northwestern Michigan," Wobst said. "Also announced was the formation of e-Banc LLC, a company that is developing an integrated customer relationship management solution for Huntington and other financial institutions."

         Loan demand remains strong. Managed total loans (reported amounts normalized for securitization activities) for the second quarter increased at an annualized rate of 9% from the first quarter of 2000. The consumer portfolio grew at an annualized rate of 13%, led by automobile financing and home equity lending at 12% and 26%, respectively.

         Huntington's strong credit quality is a reflection of the company's in-market relationship lending to established borrowers and the high caliber of its loan portfolio. Net charge-offs for the quarter were .30% of average loans, consistent with the .30% (excluding credit card) reported for the second quarter 1999 and near historically low levels. Coverage ratios as of June 30, 2000 were 374% of non-performing loans and 307% of non-performing assets. Non-performing assets as a percentage of total loans plus other real estate at .46% remained stable, and the allowance for loan losses as a percent of end of period total loans was 1.45%.

         Total core deposits grew 3% on a linked quarter annualized basis. More importantly, demand deposit account balances were up 10% on the same basis, indicative of the successful execution of the company's corporate deposit growth strategy. Very favorable results have been achieved in a new line of deposit products, the Premier checking, savings and money market accounts. The Premier Checking account, introduced in the first quarter of this year, now represents nearly half of new checking accounts opened, with an average opening balance four times greater than that of a non-Premier checking account.

         Non-interest income, adjusted for the impact of the credit card sale, grew 6% from the 1999 second quarter to $115.6 million. Excluding securitization income and mortgage banking

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revenue, the latter of which has declined significantly in the recent higher rate environment, non-interest income increased 9%. Service charges were $40.1 million, an increase of 11% from last year's second quarter; electronic banking fees increased 20% over the second quarter 1999. Insurance income for the quarter increased dramatically, up 33% from the second quarter 1999, as Huntington has accelerated its insurance sales initiatives, especially life insurance offered across various distribution channels.

         Company expenses are at their lowest level in two years due to the ongoing focus on cost containment and efficiencies created by the company's Operational Excellence Program. Operating expenses of $198.1 million in the second quarter declined from $200.1 million in the first quarter 2000 and $202.1 million in the second quarter of 1999.

         Huntington remains committed to maintaining healthy regulatory capital positions, improving its average equity to average assets ratio to 7.72% in the recent quarter from 7.52% for the same period one year ago. Huntington and its bank subsidiary continue to exceed requirements for a "well capitalized" institution. At June 30, 2000, Huntington's tier 1 and total risk-based capital ratios (estimated) were 7.40% and 10.90%, respectively.

         During the second quarter, Huntington's board of directors authorized the purchase of an additional 10 million shares under the corporation's common stock repurchase program, adding to the approximate 5 million shares remaining under the prior authorization. In addition, the board declared a 10% stock dividend on May 17, 2000. The ex-dividend date of this distribution was July 12, 2000. Accordingly, the share price of Huntington's common stock adjusted on that date. The per share information included in the above paragraphs has not been restated for this pending dividend to be paid July 31, 2000.

         Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio with assets of $29 billion and 134 years of serving the financial needs of its customers.

         Huntington provides innovative products and services through its more than 600 offices in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, South Carolina, and West Virginia. International banking services are made available through

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the headquarters office in Columbus and additional offices located in the Cayman
Islands and Hong Kong. Huntington also offers products and services through its technologically advanced, 24-hour telephone bank, a network of more than 1,400 ATMs and its Web Bank at www.huntington.com.

         A version of this press release that contains supplemental tables is available via PR Newswire's Fax-on-Demand system. Please call (800) 753-0352 and enter extension 756. For faxed copies of all other news releases, please call
(800) 758-5804 extension 423276.

FORWARD-LOOKING STATEMENT DISCLOSURE:

         This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure.

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                       HUNTINGTON BANCSHARES INCORPORATED
                        CONSOLIDATED COMPARATIVE SUMMARY
                    (in thousands, except per share amounts)

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                                        CONSOLIDATED RESULTS OF OPERATIONS
----------------------------------------------------------------------------------------------------------------
                                          THREE MONTHS ENDED                     SIX MONTHS ENDED
                                               JUNE 30,                              JUNE 30,
                                        ---------------------      CHANGE    -----------------------      CHANGE
                                          2000         1999          %          2000          1999          %
                                        --------     --------      ------    ----------     --------      ------
Interest Income                         $519,496     $498,500        4.2%    $1,035,053     $994,192        4.1%
Interest Expense                         286,690      237,352       20.8        561,556      473,523       18.6
                                        --------     --------                ----------     --------
Net Interest Income                      232,806      261,148      (10.9)       473,497      520,669       (9.1)
Provision for Loan Losses                 15,834       21,026      (24.7)        31,535       46,331      (31.9)
Securities Gains                             103        2,220      (95.4)        24,866        4,530        N.M.
Non-Interest Income                      115,561      115,056        0.4        216,492      222,618       (2.8)
Non-Interest Expense                     198,076      202,138       (2.0)       398,182      404,244       (1.5)
Provision for Income Taxes                37,039       50,285      (26.3)        83,444       95,695      (12.8)
                                        --------     --------                ----------     --------
NET INCOME                              $ 97,521     $104,975       (7.1)%   $  201,694     $201,547        0.1%
                                        ========     ========                ==========     ========

PER COMMON SHARE AMOUNTS (1)
  Net Income per Common Share
        Basic                           $   0.44     $   0.45       (2.2)%   $     0.90     $   0.87        3.4%
        Diluted                         $   0.44     $   0.45       (2.2)%   $     0.90     $   0.86        4.7%
        Diluted - Cash Basis (2)        $   0.47     $   0.48       (2.1)%   $     0.96     $   0.93        3.2%

  Cash Dividends Declared               $   0.20     $   0.18       11.1%    $     0.40     $   0.36       11.1%

  Shareholders' Equity (period end)     $   9.92     $   9.30        6.7%    $     9.92     $   9.30        6.7%

AVERAGE COMMON SHARES (1)
        Basic                            222,577      230,976       (3.6)%      224,004      231,217       (3.1)%
        Diluted                          223,320      233,154       (4.2)%      224,938      233,279       (3.6)%

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                                               KEY OPERATING RATIOS
----------------------------------------------------------------------------------------------------------------
                                          THREE MONTHS ENDED                     SIX MONTHS ENDED
                                               JUNE 30,                               JUNE 30,
                                        ---------------------                -----------------------
                                          2000         1999                     2000          1999
                                        --------     --------                ----------     --------
Return On:
  Average Total Assets                    1.37%         1.47%                   1.41%         1.42%
  Average Shareholders' Equity           17.79%        19.48%                  18.39%        18.98%
Efficiency Ratio                         53.89%        50.93%                  53.91%        51.54%
Net Interest Margin                       3.72%         4.14%                   3.75%         4.16%
Average Equity/Average Assets             7.72%         7.52%                   7.67%         7.49%

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                                     CONSOLIDATED STATEMENT OF CONDITION DATA
----------------------------------------------------------------------------------------------------------------
                                         THREE MONTHS ENDED                      SIX MONTHS ENDED
                                               JUNE 30,                               JUNE 30,
                                    --------------------------   CHANGE     --------------------------   CHANGE
                                        2000           1999        %            2000           1999        %
                                    -----------    -----------   ------     -----------    -----------   ------
Average Total Loans                 $20,762,295    $20,002,262     3.8%     $20,781,835    $19,783,826     5.0%
Average Total Deposits              $20,590,281    $19,072,878     8.0      $19,732,583    $19,101,954     3.3
Average Total Assets                $28,573,827    $28,730,679    (0.5)     $28,765,005    $28,577,360     0.7
Average Shareholders' Equity        $ 2,204,865    $ 2,161,275     2.0      $ 2,205,393    $ 2,141,126     3.0

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                                 REGULATORY CAPITAL RATIOS (3) AND ASSET QUALITY
----------------------------------------------------------------------------------------------------------------
                                    AT                                                               AT
                                  JUNE 30,                                                         JUNE 30,
                             ----------------                                                -------------------
                              2000      1999                                                   2000       1999
                             ------    ------                                                -------     -------
Tier I Risk-Based Capital     7.40%     7.29%        Non-performing loans (NPLs)             $79,453     $76,764
                                                     Total non-performing assets (NPAs)      $95,123     $93,603
Total Risk-Based Capital     10.90%    10.65%        Allowance for loan losses/total loans      1.45%       1.46%
                                                     Allowance for loan losses/NPLs           373.67%     382.05%
Tier I Leverage               6.89%     6.45%        Allowance for loan losses and other
                                                            real estate/NPAs                  306.89%     311.32%

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(1) Adjusted for stock dividends and stock splits, as applicable, excluding the ten percent stock dividend payable July 2000.
(2) Tangible or "Cash Basis" net income excludes amortization of goodwill and other intangibles, net of income taxes.
(3) Estimated.
N.M. - Not Meaningful.
----------------------------------------------------------------------------------------------------------------